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EXHIBIT 10.1

STOCK OPTION AGREEMENT

    This Stock Option Agreement (the "Agreement"), dated as of October 16, 2000, is made by and between Timberline Bancshares, Inc., a California corporation and PremierWest Bancorp, an Oregon corporation.

    Concurrently with the execution hereof, Timberline Bancshares, Inc., PremierWest Bancorp, PremierWest Bank and Timberline Community Bank have executed a certain Agreement and Plan of Reorganization (the "Merger Agreement") which would result in the merger of Timberline Bancshares with and into a wholly owned subsidiary of PremierWest Bancorp and the merger of Timberline Community Bank into PremierWest Bank (the "Merger").

    It is understood and acknowledged that by negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the transactions contemplated by the Merger Agreement, PremierWest Bancorp and PremierWest Bank have incurred and will incur substantial direct and indirect costs (including without limitation the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

    THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1.  Grant of Option.  Subject to the terms and conditions set forth herein, Timberline Bancshares hereby irrevocably grants an option (the "Option") to PremierWest Bancorp to purchase an aggregate of 250,000 authorized but unissued shares of Timberline Bancshares's Common Stock, without par value (the "Common Stock") (which when issued will represent 19.9% of total stock then issued and outstanding), at a per share price of $8.12 (the "Option Price).

    2.  Exercise of Option.  Subject to the provisions of this Section 2 and of Section 14(a) of this Agreement, this Option may be exercised by PremierWest Bancorp or any transferee as set forth in Section 5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

      (a) Timberline Bancshares or its board of directors or Timberline Community Bank enters into an agreement or recommends to Timberline Bancshares' shareholders an agreement (other than the Merger Agreement) pursuant to which any entity, person or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (any of the foregoing hereinafter in this Section 2, a "Person"), would: (i) merge or consolidate with, acquire 51 percent or more of the assets or liabilities of, or enter into any similar transaction with Timberline Bancshares or Timberline Community Bank, or (ii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing ten percent or more of the voting shares of Timberline Bancshares or Timberline Community Bank;

      (b) Any Person (other than PremierWest Bancorp or any of its subsidiaries and other than any Person owning as of the date hereof fifteen percent or more of the voting shares of Timberline Bancshares) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents ten percent or more of the voting shares of Timberline Bancshares or Timberline Community Bank (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder); provided, however, notwithstanding the foregoing, the Option shall not be exercisable in the circumstances described above in this subsection (b) if (x) a Person acquires the beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents ten percent or more but less than 25 percent of the voting shares of Timberline Bancshares or Timberline Community Bank and either (y) the transaction does not result in, and is not presumed to constitute, "control" as defined under Section 7(j)(1) of the Federal Deposit Insurance Act or 12

  CFR § 225.41(b) or (z) the Federal Reserve Board determines pursuant to 12 CFR § 225.41(c) that a presumption of control does not exist;

      (c) failure of the board of directors of Timberline Bancshares to recommend, or withdrawal by the board of directors of a prior recommendation of, the Merger to the shareholders; or

      (d) failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than PremierWest Bancorp or a subsidiary of PremierWest Bancorp) announces publicly or communicates, in writing, to Timberline Bancshares a proposal to (i) acquire Timberline Bancshares (by merger, consolidation, the purchase of 51 percent or more of its assets or liabilities or any other similar transaction), (ii) purchase or otherwise acquire securities representing 25 percent or more of the voting shares of Timberline Bancshares or (iii) substantially change the composition of the board of directors of Timberline Bancshares.

    It is understood and agreed that the Option shall become exercisable upon the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of directors of Timberline Bancshares complying with its fiduciary duties.

    Notwithstanding the foregoing, the Option may not be exercised if either (i) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any regulatory restrictions applicable to PremierWest Bancorp, (ii) at the time of exercise PremierWest Bancorp or PremierWest Bank is failing in any material respect to perform or observe its covenants or conditions under the Merger Agreement unless the reason for such failure is that Timberline Bancshares or Timberline Community Bank is failing to perform or observe its covenants or conditions under the Merger Agreement, or (iii) PremierWest Bancorp has elected to receive, been entitled to receive, and did receive the payment of $750,000 from Timberline Bancshares or Timberline Community Bank as provided in Section 5.1(b) of the Merger Agreement.

    3.  Notice, Time and Place of Exercise.  Each time that PremierWest Bancorp or any transferee wishes to exercise any portion of the Option, PremierWest Bancorp or such transferee shall give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date shall be not later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during such ten-day period, the date for the closing of such exercise shall be within five days following the cessation of such restriction on consummation.

    4.  Payment and Delivery of Certificate(s).  At any closing for an exercise of the Option or any portion thereof, (a) PremierWest Bancorp and Timberline Bancshares will each deliver to the other certificates of their respective chief executive officers as to the accuracy, as of the closing date, of their respective representations and warranties hereunder, (b) PremierWest Bancorp or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Timberline Bancshares, and (c) Timberline Bancshares will deliver to PremierWest Bancorp or the transferees a certificate or certificates representing the shares so purchased.

    5.  Transferability of the Option and Option Shares.  Prior to the time the Option, or a portion thereof, becomes exercisable pursuant to the provisions of Section 2 of this Agreement, neither the Option nor any portion thereof shall be transferable. Upon the occurrence of any of the events or circumstances set forth in Sections 2(a) through (d) above, the Option or any portion thereof or any of the Option Shares may be freely transferred by PremierWest Bancorp, subject to applicable federal and state securities laws and the Bank Holding Company Act of 1956, as amended.

    For purposes of this Agreement, a merger or consolidation of PremierWest Bancorp (whether or not PremierWest Bancorp is the surviving entity) or an acquisition of PremierWest Bancorp shall not be deemed a transfer.

    6.  Representations, Warranties and Covenants of Timberline Bancshares.  Timberline Bancshares hereby represents, warrants, and covenants to PremierWest Bancorp as follows:

      (a)  Due Authorization.  This Agreement has been duly authorized by all necessary corporate action on the part of Timberline Bancshares, has been duly executed by a duly authorized officer of Timberline Bancshares and, constitutes a valid and binding obligation of Timberline Bancshares. No shareholder approval by Timberline Bancshares shareholders is required by applicable law or otherwise prior to the exercise of the Option in whole or in part.

      (b)  Option Shares.  Timberline Bancshares has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof to such time as the obligation to deliver shares hereunder terminates will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion thereof, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance pursuant hereto shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of Timberline Bancshares.

      (c)  No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any provision of the articles of incorporation or bylaws of Timberline Bancshares or any agreement, instrument, judgment, decree, law, rule or order applicable to Timberline Bancshares or any subsidiary of Timberline Bancshares or to which Timberline Bancshares or any such subsidiary is a party.

      (d)  Notification of Record Date.  At any time from and after the date of this Agreement until such time as the Option is no longer exercisable, Timberline Bancshares shall give PremierWest Bancorp or any transferee thirty days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

    7.  Representations, Warranties and Covenants of PremierWest Bancorp.  PremierWest Bancorp hereby represents, warrants and covenants to Timberline Bancshares as follows:

      (a)  Due Authorization.  This Agreement has been duly authorized by all necessary corporate action on the part of PremierWest Bancorp, has been duly executed by a duly authorized officer of PremierWest Bancorp and constitutes a valid and binding obligation of PremierWest Bancorp.

      (b)  Transfers of Common Stock.  No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

      (c)  No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter documents or bylaws of PremierWest Bancorp or any agreement, instrument, judgment, decree, law, rule or order applicable to PremierWest Bancorp or any subsidiary of PremierWest Bancorp or to which PremierWest Bancorp or any such subsidiary is a party.

    8.  Adjustment Upon Changes in Capitalization.  In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock shall be appropriately adjusted. If prior to the termination or exercise of the Option Timberline Bancshares shall be acquired by another party, consolidate with or merge into another corporation or liquidate, PremierWest Bancorp or any transferee shall thereafter receive upon exercise of the Option the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger or liquidation, and Timberline Bancshares shall take such steps in connection with such acquisition, consolidation, merger or liquidation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

    9.  Registration Under Applicable Securities Laws.  Upon the written request of PremierWest Bancorp or any transferee, Timberline Bancshares agrees (i) to use all reasonable efforts to effect a registration for PremierWest Bancorp and any transferees under the Securities Act of 1933, as amended (the "Securities Act"), if applicable, any other applicable federal law or regulation and any applicable state securities laws covering any part or all of the Option Shares owned by PremierWest Bancorp or any transferee, no later than 120 days after PremierWest Bancorp or any transferee requests such registration and (ii) to include any part or all of the Option Shares in any registration filed by Timberline Bancshares under the Securities Act and any other applicable federal law or regulation and in any related applicable state securities laws, registrations or applications in which such inclusion is permissible under applicable rules and regulations of the Securities and Exchange Commission, unless, in the written opinion of securities law counsel to Timberline Bancshares, addressed to PremierWest Bancorp or any transferee, (a) PremierWest Bancorp would be able to dispose of all of the Option Shares owned by it pursuant to Rule 144 or Rule 144A under the Securities Act within three (3) months of such opinion, or (b) registration is not otherwise required for the sale and distribution of such Option Shares. The registration effected under this Section 9 shall be effected at Timberline Bancshares' expense except for any underwriting commissions, fees and disbursements of PremierWest Bancorp's counsel and other experts, and filing fees attributable to Option Shares provided that such reasonable fees and expenses to be paid by Timberline Bancshares shall not exceed $100,000. In connection with registration under this Section 9, the parties agree to indemnify each other in the customary manner, and, in the case of an organized primary or secondary underwritten offering, Timberline Bancshares agrees to indemnify PremierWest Bancorp or any transferee and the underwriters, and PremierWest Bancorp or any transferee agrees to indemnify Timberline Bancshares and the underwriters, in the manner and to such extent as is customary in such primary or secondary underwritten offering. In the event of any demand for registration pursuant to clause (i) above, Timberline Bancshares may delay the filing of such registration statement for a period of up to 90 days if, in the good faith judgment of Timberline Bancshares' Board of Directors, such delay is necessary in order to avoid interference with a planned material transaction involving Timberline Bancshares. With respect to any registration pursuant to clause (ii) above, if such registration relates to a firm commitment underwriting of securities to be sold by Timberline Bancshares, Timberline Bancshares may decline to include all or any portion of the Option Shares owned by PremierWest Bancorp or any transferee if the inclusion of such shares would, in the judgment of the managing underwriter in such underwriting, materially interfere therewith.

    10.  Nonassignability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors of each of the undersigned. This Agreement and any right hereunder shall not be assignable by either party, except that PremierWest Bancorp may transfer the Option, the Option Shares or any portion thereof, and its rights under this Agreement related thereto, in accordance with Section 5. A merger or consolidation of PremierWest Bancorp (whether or not PremierWest Bancorp is the surviving entity) or an acquisition of PremierWest Bancorp shall not be deemed an assignment or transfer.

    11.  Regulatory Restrictions.  Timberline Bancshares shall use its best efforts to obtain or to cooperate with PremierWest Bancorp or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by PremierWest Bancorp or any transferee. The cost of obtaining such approvals shall be payable by PremierWest Bancorp.

    12.  Remedies.  Timberline Bancshares agrees that if for any reason PremierWest Bancorp or any transferee shall have exercised its rights under this Agreement and Timberline Bancshares shall have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which

Timberline Bancshares is bound, then PremierWest Bancorp or any transferee shall be entitled to specific performance and injunctive and other equitable relief. PremierWest Bancorp agrees that if it shall fail to perform any of its obligations under this Agreement, then Timberline Bancshares shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Timberline Bancshares or PremierWest Bancorp or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

    13.  No Rights as Stockholder.  This Option, prior to the exercise thereof, shall not entitle the holder hereof to any rights as a stockholder of Timberline Bancshares at law or in equity; specifically this Option shall not entitle the holder to receive dividends or other distributions to stockholders, to vote on any matter presented to the stockholders of Timberline Bancshares, or to any notice of any meetings of stockholders or any other proceedings of Timberline Bancshares except as otherwise provided herein.

    14.  Miscellaneous.

      (a)  Termination.  This Agreement and the Option, to the extent not previously exercised, shall terminate upon the earliest of (i) September 30, 2001; (ii) the mutual agreement of the parties hereto; (iii) 31 days after the date on which any application for regulatory approval for the Merger shall have been denied; provided, however, that if prior to the expiration of such 31-day period, Timberline Bancshares, Timberline Community Bank, PremierWest Bancorp or PremierWest Bank are engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of (a) June 30, 2003, or (b) 31 days after the completion of such litigation and appeal procedure; or (iv) the date of termination of the Merger Agreement if such termination is due to a material noncompliance or default by PremierWest Bancorp or PremierWest Bank with respect to its obligations thereunder; provided, however, that if the Option has been exercised, in whole or in part, prior to the termination of this Agreement, then such exercise shall close pursuant to Section 4 hereof even though such closing date is after the termination of this Agreement; and provided, further, that if the Option is sold prior to the termination of this Agreement, such Option may be exercised by the transferee at any time within 31 days after the date of termination even though such exercise and/or the closing of such exercise occurs after the termination of this Agreement.

      (b)  Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

      (c)  Severability of Terms.  Any provision of this Agreement that is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of PremierWest Bancorp or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, PremierWest Bancorp or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

      (d)  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand or courier delivery, by cable, facsimile, or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

          If to Timberline Bancshares, to:

              Timberline Bancshares
              123 North Main Street
              Yreka, CA 96097
              Attn: John Linton, President
              Fax: 530-842-7985

          With a copy to:

              Gary Steven Findley & Associates
              1470 North Hundley Street
              Anaheim, CA 92802
              Attn: Gary Steven Findley, Esq.
              Fax: 714-630-7910

          If to PremierWest Bancorp:

              PremierWest Bancorp
              503 Airport Road
              Medford, OR 97501
              Attn: John L. Anhorn, President
              Fax: 541-618-6001

          With copies to:

              Foster Pepper & Shefelman LLP
              101 SW Main Street, 15th Floor
              Portland, OR 97204
              Attn: Kenneth E. Roberts, Esq.
              Fax: 800-601-9234

or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

      (e)  Governing Law.  This Agreement and the Option, in all respects, including all matters of construction, validity and performance, are governed by the internal laws of the State of California without giving effect to the principles of conflicts of law thereof. This Agreement is being delivered in Yreka, California.

      (f)  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      (g)  Effects of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

    DATED as of the day first written above.

TIMBERLINE BANCSHARES, INC.
By:	/s/ JOHN LINTON John Linton, President
PREMIERWEST BANCORP, INC.
By:	/s/ JOHN L. ANHORN John L. Anhorn, President

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STOCK OPTION AGREEMENT